UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/22/2006

RUBINCON VENTURES INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29429

DE	510388133
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Rubincon Ventures Inc.
1313 East Maple Street, Suite 223
Bellingham, WA 98225
(Address of principal executive offices, including zip code)

(360)-685-4240
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On March 22, 2006, Rubincon Ventures, Inc. (the "Company") entered into a Consulting Agreement ("Consulting Agreement") dated as of March 15, 2006, with Martin Moskovits. Under the terms of the Consulting Agreement, Professor Moskovits will assist the Company in identifying and acquiring nanotechnology investment opportunities. The Consulting Agreement terminates on March 15, 2007, provided that the Company may terminate for cause, as delineated in the Consulting Agreement, and ProfessorMoskovits may terminate upon 60 days' notice. He will be paid compensation of $10,000 per month for his consulting services. Professor Moskovits also received an option, as discussed below.

The description set forth herein of the terms of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed with this report as Exhibit 10.1 and incorporated by reference into this Item 1.01.

The Company also entered into a Non-Statutory Stock Option Agreement ("Stock Option Agreement") on March 22, 2006, dated as of March 15, 2006, with Martin Moskovits. The Stock Option Agreement grants Professor Moskovits five year options to purchase 100,000 shares of the common stock of the Company for an exercise price of $1.00 per share. The option with respect to 25,000 of the shares vests immediately, and with respect to 75,000 of the shares, vests upon the closing by the Company of a nanotechnology acquisition that Professor Moskovits was instrumental in identifying for the Company.

The description set forth herein of the terms of the Option Agreement is qualified in its entirety by reference to the full text of the Option Agreement, which is filed with this report as Exhibit 10.2 and incorporated by reference into this Item 1.01.

Item 9.01.    Financial Statements and Exhibits

EX-10.1    Consulting Agreement
EX-10.2    Stock Option Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBINCON VENTURES INC.

Date: March 23, 2006	By:	/s/ Guy Peckham
Guy Peckham
President

Exhibit Index

Exhibit No.	Description
EX-10.1	Consulting Agreement
EX-10.2	Stock Option Agreement